UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2022

BUTTERFLY NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 689-5650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	BFLY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

As previously reported, on January 11, 2022, Butterfly Network, Inc. (the “Company”) issued a press release reporting preliminary unaudited financial information, including that revenue for the fourth quarter of 2021 is anticipated to be in the range of approximately $17.9 million to $18.9 million and that revenue for the full year 2021 is anticipated to be in the range of $61.5 million to $62.5 million (the “Preliminary Revenue Results”), which represents an increase in the full year 2021 revenue guidance of $60 million to $62 million that the Company issued on November 15, 2021. As of the date hereof, the Company confirms its expectation that its revenues will be within or slightly above the ranges included in the Preliminary Revenue Results. Further, the Company confirms its expectation that the 2022 revenue growth rate will exceed the 33-35% growth rate achieved in 2021.

The preliminary financial information included in this Current Report on Form 8-K is unaudited and is subject to completion of the Company’s quarter and year-end closing procedures and further financial review. The Company has provided expected ranges, rather than specific amounts, because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of our quarter and year-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of the Company’s results for any future period. The Company’s independent registered public accountants have not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, do not express an opinion or any other form of assurance with respect to these preliminary estimates.

The information included under Item 2.02 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2022, Stephanie Fielding, CFA, who joined the Company in April 2020 as Senior Vice President of Finance and was promoted to Chief Financial Officer in November 2020, delivered her resignation as the Chief Financial Officer of the Company, effective as of April 30, 2022 (the “Resignation Date”), to pursue opportunities outside of the Company. Ms. Fielding's resignation is not a result of any matter relating to the Company's accounting or financial policies or procedures. In connection with her resignation, the Company and Ms. Fielding entered into a separation agreement (the “Separation Agreement”), effective as of February 3, 2022, and which provides that Ms. Fielding will remain employed by the Company through the Resignation Date in order to assist in the transition of the chief financial officer role. The Company has launched a search for Ms. Fielding’s replacement and, pending the appointment of such replacement, Ms. Fielding has agreed to continue to serve as the principal financial officer and principal accounting officer of the Company through the Resignation Date. In addition, provided that Ms. Fielding does not revoke the Separation Agreement within seven days of signing and returning it and complies with the terms of the Separation Agreement, including the release and waiver provided therein, on the Resignation Date the Company will pay Ms. Fielding an Annual Bonus equal to $150,000 for the year ended December 31, 2021. The Separation Agreement also includes other customary provisions.

A copy of the Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 10-K and the foregoing description is subject in all respects to the actual terms of the Separation Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated as of February 3, 2022, by and between Butterfly Network, Inc. and Stephanie Fielding
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

By:	/s/ Todd M. Fruchterman, M.D., Ph.D.
Name: Todd M. Fruchterman, M.D., Ph.D.
Title: President and Chief Executive Officer

Date: February 4, 2022